Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS

Almost Doubles Year-Over-Year IXINITY Quarterly Revenue

Files IND for APVO436 and Advances APVO210 Toward a Planned Q4 2018 IND Submission

Presents Data at AACR Annual Meeting Showing Best-in-Class

Potential for APVO436 Versus a Competitor Molecule

SEATTLE, WA – May 10, 2018 -- Aptevo Therapeutics Inc. (Nasdaq: APVO), a biotechnology company focused on developing novel oncology and hematology therapeutics, today provided a business review and reported its financial results for the first quarter ended March 31, 2018.

“I’m pleased to report it was another solid quarter of execution for Aptevo as we brought new patients on therapy with IXINITY and gained additional traction in the Hemophilia B community, evidenced by the year-over-year and quarter-over-quarter growth trajectory in IXINITY revenues,” said Marvin L. White, President and Chief Executive Officer. “We see continued upside potential with this asset, as awareness of IXINITY expands among the Hemophilia B community and perceptions continue to strengthen.”

“Turning to our ADAPTIR platform, enrollment is progressing in our otlertuzumab Phase 2 clinical study in peripheral T-cell lymphoma and our APVO414 Phase 1 clinical study in metastatic castration resistant prostate cancer. We anticipate reporting preliminary top-line data from each of these programs at the end of the year. We also recently announced an IND filing for APVO436, and anticipate moving this program into the clinic in the fourth quarter of 2018.   New preclinical data for APVO436 were presented at this year’s AACR annual meeting and were very favorably received by the medical and financial communities. The data, comparing APVO436 to an Aptevo-generated version of a competitor molecule, showed reduced cytokine release, positioning APVO436 potentially as a best-in-class molecule in the CD123 field.   Finally, we are on track to file a second IND in the fourth quarter of 2018 for our autoimmune bispecific candidate, APVO210, and anticipate this molecule will enter the clinic next year.  We believe the unique mechanism of action of APVO210, which retains the immunosuppressive function of IL-10 without inducing immuno-stimulation demonstrated in preclinical studies, positions this molecule very competitively in the autoimmune therapeutic field,” said Mr. White.

First Quarter 2018 Highlights

•	Continued to increase IXINITY revenues through new patient acquisition
•	Achieved 93% increase in year-over-year IXINITY quarterly revenue

Exhibit 99.1

•

Presented new data for IXINITY at the Thrombosis and Hemostasis 2018 Summit of North America annual meeting describing patient-reported outcomes data for IXINITY with regard to various clinical and quality of life measures; overall, respondents in this study reported a high level of satisfaction with IXINITY with low annualized bleed rates and a positive impact on quality of life scores

•

Commenced a Phase 2, two-part, open-label, proof-of-concept clinical study of otlertuzumab in patients with relapsed or refractory peripheral T-cell lymphoma to evaluate the safety and efficacy of otlertuzumab in combination with bendamustine

•

Continued enrollment in a dose escalation Phase 1 clinical study of APVO414, a novel bispecific antibody being developed for the treatment of metastatic castration-resistant prostate cancer; top-line preliminary data readout anticipated at the end of the year

•

Presented new preclinical data for APVO436 at the American Association for Cancer Research (AACR) Annual Meeting demonstrating potent T cell-directed tumor killing with reduced cytokine release compared to an Aptevo-generated competitor bispecific construct

•	Filed an IND application with the FDA for APVO436; started site activation for the Phase 1 clinical trial with first patient enrollment anticipated in the fourth quarter of 2018
•	Continued activities to support filing an IND application for APVO210, anticipated to occur the fourth quarter of 2018

First Quarter 2018 Financial Results

Cash Position:  Aptevo had cash, cash equivalents, and marketable securities as of March 31, 2018 totaling $73.3 million.

IXINITY Revenue:  Product sales of IXINITY increased by $2.0 million, or 93%, to $4.1 million for the three months ended March 31, 2018, compared to $2.1 million for the same period in 2017.  The increase was attributable to the continued expansion of the Hemophilia B patient base for IXINITY, following the resumption of new patient acquisition efforts for IXINITY in mid-2017.

Cost of Product Sales:  For the three months ended March 31, 2018 compared to the three months ended March 31, 2017, cost of product sales increased by $3.5 million.  This change was due to a $3.0 million credit in the first quarter of 2017 relating to a settlement agreement between Aptevo and AGC Biologics, Inc., which created a one-time reduction in 2017 first quarter cost of product sales.  Cost of product sales in the first quarter of 2018 was $1.8 million, compared to ($1.7) million in the first quarter of 2017.

Research and Development Expenses:  Research and development expenses increased by $2.3 million, to $8.2 million for the three months ended March 31, 2018, compared to $5.9 million for the corresponding period in 2017.  The increase was primarily attributable to increased expenses related to Aptevo’s preclinical programs and general research and development efforts, as Aptevo advanced several candidates toward clinical development and evaluated new ADAPTIR bispecific candidates.

Exhibit 99.1

Selling, General and Administrative Expenses:  Selling, general and administrative expenses decreased by $2.5 million, or 25%, to $7.6 million for the three months ended March 31, 2018, compared to $10.1 for the same period in 2017.  The decrease in SG&A expenses in the first quarter of 2018 was primarily due to reduced marketing costs for IXINITY, as well as reduced personnel and professional services costs.

Net Loss:  Aptevo’s net loss for the three months ended March 31, 2018 was $13.9 million or ($0.63) per share, compared to $9.9 million or ($0.48) per share for the three months ended March 31, 2017.  The 2017 net loss was less than that reported in 2018, primarily due to a one-time credit of $3.0 million recorded in the first quarter of 2017 related to a settlement agreement between Aptevo and AGC Biologics, Inc.

Financial Statements Follow

Exhibit 99.1

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

ASSETS
Current assets:	March 31, 2018	December 31, 2017
Cash and cash equivalents	$11,830	$7,095
Short-term investments	49,824	73,688
Accounts receivable	3,098	2,141
Inventories	1,285	1,028
Prepaid expenses	4,093	4,022
Other current assets	6,630	6,710
Restricted cash	400	400
Total current assets	77,160	95,084
Restricted cash, net of current portion	11,243	10,000
Property and equipment, net	5,936	5,843
Intangible assets, net	5,873	6,080
Total assets	$100,212	$117,007
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$7,263	$7,350
Accrued compensation	2,146	4,626
Sales rebates and discounts payable	835	623
Current portion of long-term debt	5,333	3,333
Other short-term liabilities	1,696	2,578
Total current liabilities	17,273	18,510
Long-term debt, net	13,975	15,728
Other liabilities	600	734
Total liabilities	31,848	34,972

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 22,441,974 and 21,605,716 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	22	22
Additional paid-in capital	155,998	155,837
Accumulated other comprehensive loss	(83)	(105)
Accumulated deficit	(87,573)	(73,719)
Total stockholders' equity	68,364	82,035
Total liabilities and stockholders' equity	$100,212	$117,007

Exhibit 99.1

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended March 31,
	2018	2017
Revenues:
Product sales	$4,071	$2,114
Collaborations	—	28
Total revenues	4,071	2,142
Costs and expenses:
Cost of product sales	1,781	(1,727)
Research and development	8,199	5,873
Selling, general and administrative	7,592	10,127
Loss from operations	(13,501)	(12,131)
Other expense from continuing operations	(407)	(406)
Loss before income taxes	(13,908)	(12,537)
Benefit from income taxes	—	823
Net loss from continuing operations	(13,908)	(11,714)
Discontinued operations (Note 2):
Income from discontinued operations, before income taxes	54	2,592
Income tax expense	—	(823)
Income from discontinued operations	54	1,769
Net loss	$(13,854)	$(9,945)

Basic net loss per share:
Net loss from continuing operations	$(0.63)	$(0.56)
Net income from discontinued operations	$—	$0.08
Net loss	$(0.63)	$(0.48)
Weighted-average shares used to compute per share calculations	22,025,268	20,757,111

Exhibit 99.1

Aptevo Product Portfolio

Marketed Product:

•

IXINITY (coagulation factor IX [recombinant]) – is a third-generation recombinant human coagulation factor IX approved in the United States for the control and prevention of bleeding episodes and for perioperative management in adults and children 12 years of age or older with Hemophilia B.

ADAPTIR Clinical and Preclinical Pipeline:

•

Otlertuzumab – a monospecific ADAPTIR candidate currently in Phase 2 clinical development for the treatment of peripheral T-cell lymphoma (PTCL).  A previous Phase 2 clinical study evaluating otlertuzumab for the treatment of chronic lymphocytic leukemia (CLL) showed that otlertuzumab in combination with bendamustine, compared to bendamustine alone, demonstrated a significant increase in median progression free survival for the combination, from approximately 10 to 16 months.

•

APVO414 – a bispecific ADAPTIR candidate, currently in Phase 1 development, targeting prostate specific membrane antigen (PSMA), an enzyme that is expressed on the surface of prostate cancer cells, and, CD3, a component of the T cell receptor complex expressed on all T cells.  APVO414 redirects T cells to specifically kill PSMA expressing tumors and is being developed for metastatic castration-resistant prostate cancer, which is advanced prostate cancer that has spread to other organs and no longer responds to hormone blocking therapies.

•

APVO436 – a bispecific ADAPTIR candidate targeting CD123, a cell surface receptor highly expressed on several hematological malignancies and CD3, a component of the T cell receptor. APVO436 engages T cells to initiate killing of tumor cells.  Aptevo filed an IND in Q2 2018 and plans to begin clinical development of APVO436 in Q4 2018.

•

ALG.APV-527 – a bispecific antibody candidate, partnered with Alligator Bioscience, featuring a novel mechanism of action designed to simultaneously target 4-1BB (CD137) and 5T4, a tumor antigen widely overexpressed in a number of different types of cancer.  4-1BB, a costimulatory receptor on T cells, is known to enhance the immune response to cancer through activation of tumor-specific T cells and is believed to be a promising target for new immunotherapeutic approaches. ALG.APV-527 could potentially have utility in the treatment of a broad spectrum of cancers over-expressing the tumor antigen, including breast, cervical, non-small-cell-lung, prostate, renal, gastric, colorectal and bladder cancers.

•

APVO210 – a bispecific ADAPTIR preclinical candidate with a novel mechanism of action based on targeted cytokine delivery.  APVO210 is composed of a humanized anti-CD86 antibody fused with a modified form of IL-10 that specifically induces IL-10 signaling on antigen presenting cells, but not on lymphoid populations. APVO210 functions by suppressing immune responses and inducing certain tolerogenic responses and therefore may have potential benefit for the treatment of autoimmune and inflammatory diseases.  Aptevo intends to file an IND for APVO210 in 2018.

•

ROR1 Bispecific – a proof-of-concept bispecific candidate targeting ROR1, an antigen found on several solid tumors and hematologic, or blood-related malignancies.  Initial preclinical data demonstrate redirected T cell killing of tumors expressing ROR1 in vitro and in vivo in animal models.

Exhibit 99.1

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on novel oncology and hematology therapeutics to meaningfully improve patients’ lives.  Aptevo has a commercial product, IXINITY® coagulation factor IX (recombinant), approved and marketed in the United States for the treatment of Hemophilia B, and a versatile core technology – the ADAPTIR™ modular protein technology platform capable of generating highly-differentiated bispecific antibodies with unique mechanisms of action to treat cancer or autoimmune diseases.  Aptevo has two ADAPTIR antibody candidates currently in clinical development and a broad pipeline of novel investigational-stage bispecific antibody candidates focused in immuno-oncology and autoimmune disease and inflammation. For more information, please visit www.aptevotherapeutics.com

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, statements regarding potential milestone payments, Aptevo’s outlook, financial performance or financial condition, Aptevo’s technology and related pipeline, collaboration and partnership opportunities, commercial portfolio, milestones, and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in research and development; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as filed on March 13, 2018 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement.

Source:

Aptevo Therapeutics
Stacey Jurchison

Senior Director, Investor Relations and Corporate Communications

206-859-6628
JurchisonS@apvo.com